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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.      )*


                             Ascent Pediatrics, Inc.
         ----------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.00004 par value
         ----------------------------------------------------------
                         (Title of Class of Securities)


                                   00004362X1
         ----------------------------------------------------------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 20 Pages

CUSIP NO. 00004362X1                 13G                      PAGE 2 OF 20 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Fund II, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             463,411 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          463,411 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        463,411 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 20 Pages

CUSIP NO. 00004362X1                 13G                      PAGE 3 OF 20 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Associates II, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             463,411 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          463,411 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        463,411 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 20 Pages

CUSIP NO. 00004362X1                 13G                      PAGE 4 OF 20 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Christopher J. Spray
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United Kingdom
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             463,411 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          463,411 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        463,411 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 20 Pages

CUSIP NO. 00004362X1                 13G                      PAGE 5 OF 20 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Barry Fidelman
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             463,411 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          463,411 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        463,411 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 20 Pages

CUSIP NO. 00004362X1                 13G                      PAGE 6 OF 20 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Allan Ferguson
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             463,411 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          463,411 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        463,411 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 20 Pages

CUSIP NO. 00004362X1                 13G                      PAGE 7 OF 20 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Jean-Francois Formela
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        France
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             463,411 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          463,411 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        463,411 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.6%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 20 Pages

                                  SCHEDULE 13G

Item 1(a).        NAME OF ISSUER: Ascent Pediatrics, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  187 Ballardvale Street, Suite B125, Wilmington, Massachusetts 01887.

Item 2(a). NAMES OF PERSONS FILING: Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Christopher J. Spray, Barry Fidelman, Allan Ferguson and Jean-Francois Formela.

                  Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Messrs. Spray, Fidelman, Ferguson and Formela are the individual general partners of Atlas Venture Associates II, L.P.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P. and Messrs. Spray, Fidelman, Ferguson and Formela is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116.

Item 2(c). CITIZENSHIP: Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. are each a limited partnership organized under the laws of the State of Delaware. Mr. Spray is a citizen of the United Kingdom. Messrs. Fidelman and Ferguson are citizens of the United States. Mr. Formela is a citizen of France.

Item 2(d).        TITLE OF CLASS OF SECURITIES: Common Stock, $.00004 par value.

Item 2(e).        CUSIP NUMBER: 00004362X1

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a)   [ ]   Broker or Dealer registered under Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

                  (b)   [ ]   Bank as defined in Section 3(a)(6) of the  Act.

                  (c)   [ ]   Insurance Company as defined in Section 3(a)(19)
                              of the Act.

                  (d)   [ ]   Investment Company registered under  Section 8 of
                              the Investment Company Act of 1940.

                  (e)   [ ]   Investment Adviser registered under Section 203 of
                              the Investment Advisers Act of 1940.

                  (f)   [ ]   Employee Benefit Plan, Pension Fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                              Act.




                               Page 8 of 20 Pages

                 (g)    [ ]   Parent Holding Company, in accordance with
                              Rule 13d-1(b)(ii)(G) of the Act.

                 (h)    [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                              of the Act.

                 Not Applicable.

Item 4.          OWNERSHIP.

         (a)     Amount Beneficially Owned:

                 Each of Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 463,411 shares of Common Stock as of December 31, 1997. Each of Messrs. Spray, Fidelman, Ferguson and Formela may be deemed to own beneficially 463,411 shares of Common Stock as of December 31, 1997.

                 As of December 31, 1997, Atlas Venture Fund II, L.P. is the record owner of 384,134 shares of Common Stock and warrants to purchase 79,277 shares of Common Stock (referred to collectively as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 463,411 shares of Common Stock. In their capacities as individual general partners of Atlas Venture Associates II, L.P., each of Messrs. Spray, Fidelman, Ferguson and Formela may be deemed to own beneficially 463,411 shares of Common Stock.

         (b)     Percent of Class:

                  Atlas Venture Fund II, L.P.            6.6%
                  Atlas Venture Associates II, L.P.      6.6%
                  Christopher J. Spray                   6.6%
                  Barry Fidelman                         6.6%
                  Allan Ferguson                         6.6%
                  Jean-Francois Formela                  6.6%

         The foregoing percentages are calculated based on the 6,891,325 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Ascent Pediatrics, Inc. for the Quarter Ended September 30, 1997, as adjusted pursuant to Rule 13d-3(d)(1).

         (c)     Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote:

                        0 shares for each reporting person



                               Page 9 of 20 Pages

                 (ii)   shared power to vote or to direct the vote:

                        Atlas Venture Fund II, L.P.            463,411 shares
                        Atlas Venture Associates II, L.P.      463,411 shares
                        Christopher J. Spray                   463,411 shares
                        Barry Fidelman                         463,411 shares
                        Allan Ferguson                         463,411 shares
                        Jean-Francois Formela                  463,411 shares

                 (iii)  sole power to dispose or to direct the dispositions of:

                        0 shares for each reporting person

                 (iv)   shared power to dispose or to direct the disposition of:

                        Atlas Venture Fund II, L.P.            463,411 shares
                        Atlas Venture Associates II, L.P.      463,411 shares
                        Christopher J. Spray                   463,411 shares
                        Barry Fidelman                         463,411 shares
                        Allan Ferguson                         463,411 shares
                        Jean-Francois Formela                  463,411 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Ascent Pediatrics, Inc., except in the case of Atlas Venture Fund II, L.P. for the 463,411 shares (including warrants) which it holds of record.

Item 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable.

Item 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable.

Item 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).




                               Page 10 of 20 Pages

Item 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable.

Item 10.         CERTIFICATION.

                 Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).









                               Page 11 of 20 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Dated: February 6, 1998

ATLAS VENTURE FUND II, L.P.                                    *
                                             -----------------------------------
                                             Christopher J. Spray

By: Atlas Venture Associates II, L.P.

                                                               *
                                             -----------------------------------
By:               *                          Allan Ferguson
    ---------------------------------
    Christopher J. Spray,
    General Partner

                                                               *
                                             -----------------------------------
ATLAS VENTURE ASSOCIATES II, L.P.            Barry Fidelman

By:               *                                            *
    ---------------------------------        -----------------------------------
    Christopher J. Spray,                    Jean-Francois Formela
    General Partner







* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney on file with the Securities and Exchange Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as EXHIBIT 2.

    /s/ Jeanne Larkin Henry
    ---------------------------------
    Jeanne Larkin Henry
    Attorney-in-fact






                               Page 12 of 20 Pages

                                                                       EXHIBIT 1



                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Ascent Pediatrics, Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 6th day of February, 1998.

ATLAS VENTURE FUND II, L.P.                                    *
                                             -----------------------------------
                                             Christopher J. Spray

By: Atlas Venture Associates II, L.P.

                                                               *
                                             -----------------------------------
By:               *                          Allan Ferguson
    ---------------------------------
    Christopher J. Spray,
    General Partner

                                                               *
                                             -----------------------------------
ATLAS VENTURE ASSOCIATES II, L.P.            Barry Fidelman

By:               *                                            *
    ---------------------------------        -----------------------------------
    Christopher J. Spray,                    Jean-Francois Formela
    General Partner






* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney on file with the Securities and Exchange Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as EXHIBIT 2.

    /s/ Jeanne Larkin Henry
    ---------------------------------
    Jeanne Larkin Henry
    Attorney-in-fact






                               Page 13 of 20 Pages

                                                                       EXHIBIT 2


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., and Atlas Venture Beheer II B.V. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.






                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]




                               Page 14 of 20 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.





                                             /s/ Christopher J. Spray
                                             -----------------------------------
                                             Christopher J. Spray



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998








                               Page 15 of 20 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.




                                             /s/ Barry Fidelman
                                             -----------------------------------
                                             Barry Fidelman



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Barry Fidelman, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998









                               Page 16 of 20 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.




                                             /s/ Michiel de Haan
                                             -----------------------------------
                                             Michiel de Haan



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Michiel de Haan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998







                               Page 17 of 20 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.




                                             /s/ Evert Smid
                                             -----------------------------------
                                             Evert Smid



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Evert Smid, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998






                               Page 18 of 20 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.




                                             /s/ Allan R. Ferguson
                                             -----------------------------------
                                             Allan R. Ferguson



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Allan R. Ferguson, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998








                               Page 19 of 20 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.




                                             /s/ Jean-Francois Formela
                                             -----------------------------------
                                             Jean-Francois Formela



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Jean-Francois Formela, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998





                               Page 20 of 20 Pages